EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 22nd day of November 2023 (the “Effective Date”) by and between World Wrestling Entertainment, LLC (“WWE”) and Nick Khan (“Khan”).

WHEREAS, the parties hereto desire to set forth the terms of Khan’s employment with WWE in the capacity of President pursuant to the terms of this Agreement; and

WHEREAS, by signing below, Khan accepts and agrees to the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Term/At-Will Employment.

The parties agree that the term of this Agreement and Khan’s employment hereunder is for a period commencing on the Effective Date and ending on December 31, 2026 (such period, the “Term”), subject to WWE and Khan’s right to terminate his employment and the Term prior to the end thereof as set forth in Section 4 below and subject to the provisions in Section 4 below concerning post-termination payments to Khan and/or reimbursements due from WWE. In the event Khan continues to render services for WWE after the expiration of the Term, such employment shall continue on an at-will basis, so that either WWE or Khan may terminate his employment for any reason at any time; however, if Khan intends to terminate his employment, he shall provide WWE with at least 60 days advance written notice.

SECTION 2. Position and Duties.

(a) Khan agrees to render services to WWE on a full-time basis as are consistent with the position of President as determined in WWE’s discretion, and pursuant to the terms and conditions hereinafter set forth.  Khan shall, at all times, faithfully, industriously and to the best of his ability, experience and talent, performance the duties associated with this position, and he shall devote all of his working time and efforts to the performance of such duties. Khan shall, at all times, also be subject to and comply with WWE’s rules and policies as adopted by WWE from time to time.    Subject to Section 6(c), Khan’s services hereunder will be exclusive to WWE, TKO Group Holdings, Inc. (“TKO”), TKO Operating Company, LLC (“TKO OpCo”) and their respective subsidiaries.

(b) Khan shall report directly to, and be subject to the direction of, (i) before the occurrence of a Key Man Event (as defined below), Mark Shapiro (currently TKO’s President and Chief Operating Officer), or (ii) following the occurrence of a Key Man Event, TKO’s President or CEO.  Khan’s primary residence is in Los Angeles, California and he shall render services at such places within or outside the United States (including without limitation at WWE’s offices in Los Angeles, California and/or Stamford, Connecticut, to which, for clarity, Khan shall travel for business as needed, consistent with past practice)  as are necessary or appropriate to effectively fulfill his duties and responsibilities.

SECTION 3. Compensation & Benefits.

(a) Base Salary: Effective as of the Effective Date,  Khan’s base salary shall be $2,000,000 per annum, less applicable taxes and withholdings, payable on a bi-weekly basis in accordance with WWE’s standard payroll practices as such standard practices may be updated from time to time, and subject to merit adjustments within the sole discretion of WWE (and subject to approval by TKO’s Board of Directors (the “TKO Board”) or such committee(s) or person(s) (including, without limitation, the Chief Executive Officer of TKO) to which the Board (or the applicable committee thereof) has delegated power and authority from time to time (the Board or such committee(s) or person(s), as applicable, the “Governing Body”) (“Base Salary”).

(b) Incentive Bonus: During the Term, Khan shall also be eligible to receive an annual bonus award (“Annual Bonus”), subject to the attainment of certain performance metrics, which may include the attainment of EBITDA-based targets and/or such other metrics as determined by the Governing Body, in its sole discretion. Effective as of the Effective Date, the target amount of Khan’s Annual Bonus shall be 150% of the Base Salary (the “Target Annual Bonus”). For purposes of calculating the Annual Bonus for calendar year 2023,  such Annual Bonus in respect of the period (i) beginning January 1, 2023 through one day before the Effective Date, shall be calculated based on a pro-rated Target Annual Bonus effective during such period (i.e., $2,337,329) and in accordance with the provisions of Section 3(b) of the Existing Employment Agreement (as defined below) and (ii) beginning on the Effective Date through December 31, 2023 shall be calculated based on a pro-rated Target Annual Bonus effective during such period (i.e., $328,767). The amount of any Annual Bonus will be determined based upon those factors indicated above by the Governing Body in its sole discretion. The Annual Bonus for any calendar year will be paid by March 15th of the subsequent calendar year. For the avoidance of doubt, except as otherwise provided in Section 4 herein,  Khan will not be eligible for any Annual Bonus, and no Annual Bonus or prorated Annual Bonus will be awarded, earned or payable to the extent Khan is not employed and in good standing on the applicable bonus payment date.

(c) TKO Equity. Subject to approval by the Governing Body:

(i) Khan shall be entitled to receive an equity award which will consist of 153,676 restricted stock units (or similar awards) and shall vest in three equal installments on each of December 31, 2024, December 31, 2025 and December 31, 2026, subject to Khan’s continued employment through the applicable vesting date (the “2023 Equity Award”).  The 2023 Equity Award will be issued pursuant to an award agreement on the applicable form of TKO at the time of grant (“2023 Equity Award Agreement”).

(ii) Khan shall be eligible to receive equity awards (the “Annual Equity Awards”) in respect of each fiscal year commencing during the Term (for avoidance of doubt, beginning in respect of the 2024 fiscal year), with a target amount equal to $5,000,000 for fiscal year 2024 and a target amount equal to $7,500,000 for fiscal years 2025 and 2026.  The size of the Annual Equity Awards for each fiscal year shall be determined in the sole good faith discretion of the Governing Body. Subject to approval by the Governing Body, the Annual Equity Awards for each fiscal year are expected to be granted no later than March 31st of the year following such fiscal year at such time as TKO customarily makes annual grants to its and its subsidiaries’ senior executives and consist of restricted stock units (or similar awards) that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of issuance, subject to Khan’s continued employment through the grant date and vesting date (except as provided in Section 4 herein), and will be issued pursuant to award agreements on applicable forms of TKO at the time of grant (the “Annual Equity Award Agreements”).

(iii) For the avoidance of doubt, the 2023 Equity Award and Annual Equity Awards shall provide for the claw-back and recovery of amounts in respect of the 2023 Equity Award or Annual Equity Awards, respectively, (A) in accordance with any clawback policies of TKO in effect as of the Effective Date (as may be amended from time to time in good faith by the Governing Body), the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and/or any other written agreement between Khan and TKO or WWE, respectively,  and (B) in the event of any breach of any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement contained in this Agreement including Exhibit B hereto, the 2023 Award Agreement or the Annual Equity Award Agreements.  At all times, all other terms and conditions of Khan’s eligibility for equity shall be governed by the  TKO Group Holdings, Inc. 2023 Incentive Award Plan or any successor thereto (the “Plan”).

(iv) Except as otherwise provided in the applicable award agreement and Section 4 herein, if Khan voluntarily terminates his employment with WWE for any reason, or his employment with WWE is terminated by WWE for any reason, then any unvested portion of the 2023 Equity Award, the Annual Equity Awards or any other equity awards issued by TKO shall be forfeited as of the last day of employment.

(d) Other Benefits: During the Term, Khan will continue to be eligible for full company benefits provided to similarly-situated WWE employees.  Currently, WWE benefits include (but are not limited to): medical, dental, life and disability. As of the Effective Date, Khan will continue to be automatically enrolled in WWE’s 401k plan at 3%. Should Khan elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after receipt of their confirmation letter. Subject to statutory limits, WWE currently matches to the 401k fifty percent (50%) of contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by WWE at any time within WWE’s sole discretion. As with all other employee benefits, these benefits are subject to change or deletion at any time within WWE’s discretion and without any particular advance notice.  During the Term, when WWE’s aircraft is not in use for business purposes, the aircraft may be used for the personal travel of Khan and members of his immediate family and their invited guests. For any personal use of the aircraft in accordance with this Section 3(d), Khan shall pay amounts which cover all incremental cost(s) that otherwise would result to WWE from such use. Khan shall be entitled to use of WWE’s aircraft for business travel purposes. For the avoidance of doubt, the preceding three sentences apply solely to the extent WWE owns an aircraft for business use, and does not obligate WWE to own such an aircraft.

(e) Paid Time Off: Vacation and personal leave accrual and use shall be subject to WWE’s policies as such policies may exist and/or be amended from time to time.

(f) Reimbursement of Expenses: During Khan’s employment by WWE,  Khan will be reimbursed in accordance with WWE’s policy in effect from time to time for travel and other expenses reasonably incurred in the performance of Khan’s duties and responsibilities hereunder (and to the extent not already provided in such policy, Khan shall be entitled to reimbursement for first class commercial air travel for business travel purposes); provided, that Khan provides WWE with proper and timely substantiation of such travel and other expenses.

SECTION 4. Termination; Payments Upon Termination of Employment.    During the Term, WWE may terminate Khan’s employment and the Term without Cause or for Cause at any time and Employee may terminate his employment and the Term due to a Key Man Event (as defined below) or for Good Reason (as defined below), in each case subject to the provisions in this Section 4 below concerning post-termination payments to Khan and/or reimbursements due from WWE. In the event of any termination of Khan’s employment hereunder for any reason,  unless otherwise directed by the Governing Body, Khan shall resign all positions held with TKO, WWE and any of their respective subsidiaries.

(a) Termination of Employment Due to Resignation due to a Key Man Event, For Cause, Death or Disability. If, prior to the end of the Term, Khan’s employment is terminated by Khan due to a resignation due to a Key Man Event, by WWE for Cause (as defined below), due to Khan’s death or due to Khan’s Disability (as defined below), with the sole exception of any accrued but unpaid Base Salary and any vested benefits to which Khan may be entitled under any applicable plans and programs of WWE as of the termination date (the “Accrued Benefits”), no payments upon termination will be due Khan under this Agreement.

For purposes hereof, “Key Man Event” shall mean the occurrence of the first date on which Mark Shapiro is not employed by TKO as President or a position within TKO that is of the same or more senior stature for any reason, but only if Khan shall have provided WWE a written notice of resignation within ninety (90) days after the occurrence thereof, specifying that he is resigning upon a Key Man Event.  If Khan has not provided such written notice of resignation within such ninety (90) day period, Khan will be deemed to have waived the right to terminate upon a Key Man Event.

(b) Termination of Employment Without Cause or For Good Reason. If, prior to the end of the Term, Khan’s employment is terminated by WWE without Cause or by Khan for Good Reason, WWE will provide Khan with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy):

(i) the Accrued Benefits;

(ii) payment of an amount equal to the then-current Base Salary, commencing on the date of termination and ending at the end of the Term unless Khan’s employment is terminated by WWE without Cause on or after July 1, 2026, in which case such period shall end on December 31, 2027 (either such period, the “Severance Period” and the “Salary Severance”);

(iii) an amount equal to the Target Annual Bonus for each calendar year during the Severance Period, prorated for any partial year (the “Bonus Severance” and together with the Salary Severance, the “Severance Payments”);

(iv) accelerated vesting of (A) the 2023 Equity Award and (B) the Annual Equity Award for fiscal year 2024, in each case, that remains unvested as of the date of termination; provided that, to the extent such termination occurs prior to the grant of the Annual Equity Award for fiscal year 2024, Khan shall be entitled to receive a grant under the Plan of a number of shares of Class A common stock of TKO with a value equal to that of the Annual Equity Award for fiscal year 2024 (calculated based on the average closing stock price of the Class A common stock of TKO over twenty consecutive trading days through the date of termination) in lieu of the accelerated vesting described in subsection (B) above (or a cash payment of equivalent value (such cash payment, if any, the “Cash Acceleration Payment”)) and (C) solely in the event Khan’s employment is terminated by WWE without Cause on or after July 1, 2026, the Annual Equity Award for fiscal year 2025 that remains unvested as of the date of termination (collectively, the “Equity Award Acceleration”); and

(v) subject to Khan’s timely election in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and continued eligibility, continued coverage for the period commencing on date of termination and ending on the twelve (12) month anniversary of such termination (or until Khan becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) (the “COBRA Benefit Period”) for Khan and any eligible dependents under WWE’s group health insurance coverage in which Khan and any such dependents participated in immediately prior to the date such termination, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for Khan thereunder as of immediately prior to the date of Khan’s termination of employment; provided that such coverage shall not be provided in the event WWE would be subject to any excise tax under Section 4980D of the Internal Revenue Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, and in lieu of providing the coverage described above, WWE shall instead pay to Khan a monthly cash payment in an amount equal to the portion of the monthly COBRA premiums WWE would have paid during the COBRA Benefit Period, after taking into account any active employee cost-sharing or similar provisions in effect for Khan, with such monthly payment being made on the last day of each month of the remainder of the COBRA Benefit Period. The benefits or payments provided under this Section 4(b)(v) are herein referred to as “Continued Benefits”.

(c) Such amounts in Section 4(b)(i) shall be paid in a lump sum within thirty (30) days after the date of Khan’s termination of employment.  The Bonus Severance shall be payable no earlier than January 1 and no later than March 15th of the year following the year to which such Annual Bonus relates.  In order to receive the Severance Payments,  Equity Award Acceleration and Continued Benefits,  Khan must first execute and deliver a release of claims,  which shall contain, among other provisions, a full release and waiver of claims or potential claims against WWE and TKO as therein defined, a confidentiality and non-disparagement provision (including a provision requiring WWE to instruct persons who are executive officers of WWE or TKO at the time to not publicly make disparaging comments, subject to customary exceptions) and re-affirmation of all other post-employment obligations by Khan (the “Release”), that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within sixty (60) days after the date of termination of Employee’s employment (such 60‑day period, the “Release Period”). The Salary Severance shall be paid ratably in monthly installments over the Severance Period, with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Salary Severance that would have been paid to Khan prior to such date absent the requirement to execute the Release) and the Cash Acceleration Payment (if any) shall be paid in lump sum, no later than ten (10) days following the date on which the Release becomes effective and irrevocable;  provided, that, if the Release Period spans two calendar years, then the first installment of the Salary Severance (which installment shall include any installment of the Salary Severance that would have been paid to Khan prior to such date absent this proviso) and the Cash Acceleration Payment (if any) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Section 4(c) absent this proviso. Notwithstanding anything to the contrary, the Severance Payments and Cash Acceleration Payment (if any) shall immediately cease (and Khan shall forfeit the portion of the 2023 Equity Award or Annual Equity Award subject to the Equity Award Acceleration and any equity received in respect thereof (and refund any previously-paid Cash Acceleration Payment and all proceeds received in respect of such equity through sale thereof or otherwise)) in the event that Khan has materially breached any applicable restrictive covenants set forth in any agreement between Khan and TKO, WWE or any of their respective subsidiaries.

(d) Termination of Employment due to Employer Non-Renewal.  Upon an Employer Non-Renewal, WWE will provide Khan with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy):

(i) the Accrued Benefits;
(ii) any unpaid Annual Bonus for fiscal year 2026 (the “Employer Non-Renewal Bonus Severance”);

(iii) payment of an amount equal to the then-current Base Salary, commencing on the date of termination and ending at the first anniversary of the date of termination (such period, the “Employer Non-Renewal Severance Period”, and the “Employer Non-Renewal Salary Severance”); and

(iv) accelerated vesting of the then-outstanding Annual Equity Awards for fiscal years 2024 and 2025, in each case, that remains unvested as of the date of 6 termination in the event the Employer terminates Employee’s employment without Cause in connection with an Employer Non-Renewal (without regard for any potential accelerated vesting upon a Change in Control or otherwise) (the “Employer Non-Renewal Equity Award Acceleration”).

(e) Such amounts in Section  4(d)(i) shall be paid in a lump sum within thirty (30) days after the date of Khan’s termination of employment.  Such amount in Section 4(d)(ii) shall be payable at such time as WWE customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates. In order to receive the amount in Section 4(d)(ii), Employer Non-Renewal Severance and Employer Non-Renewal Equity Award Acceleration,  Khan must first execute and deliver the Release (including the expiration of any applicable revocation period contained therein or required by applicable law) within the Release Period.  The Employer Non-Renewal Severance shall be paid ratably in monthly installments over the Employer Non-Renewal Severance Period, with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Employer Non-Renewal Severance that would have been paid to Khan prior to such date absent the requirement to execute the Release); provided, that, if the Release Period spans two calendar years, then the first installment of the Employer Non-Renewal Severance (which installment shall include any installment of the Employer Non-Renewal Severance that would have been paid to Khan prior to such date absent this proviso) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Section 4(e) absent this proviso. Notwithstanding anything in this Agreement to the contrary, the payment of the amount in Section 4(d)(ii) and the Employer Non-Renewal Severance shall immediately cease (and Khan shall forfeit the portion of the Annual Equity Awards subject to the Employer Non-Renewal Equity Award Acceleration and any equity received in respect thereof (and refund all proceeds received in respect of such equity through sale thereof or otherwise)) in the event that Khan breaches any of the covenants set forth in any applicable restrictive covenants set forth in any agreement between Khan and TKO, WWE or any of their respective subsidiaries.

(f) Definitions.

(i) “Cause” for purposes of this Agreement shall mean Khan’s (i) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Khan’s employment with WWE; (ii) conduct constituting a felony, whether or not related to Khan’s employment with WWE; (iii) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (iv) material breach of any provision of Exhibit B hereto (to the extent enforceable under applicable law); (vi) material breach of any other obligation under this Agreement; (vii) material violation of any of written policies of TKO, TKO OpCo or WWE or any of their respective subsidiaries that is detrimental to the best interests of TKO, TKO OpCo,  WWE or any of their respective subsidiaries; (viii) use of alcohol or drugs that materially interferes with the performance of Khan’s duties; or (ix) conduct that brings Khan or TKO,  TKO OpCo and WWE or any of their respective subsidiaries into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Khan or TKO, TKO OpCo and WWE or any of their respective subsidiaries.

(ii) Notwithstanding the foregoing, termination by WWE for Cause shall not be effective until and unless Khan has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Khan is thereafter given thirty (30) days to cure (other than with respect to clauses (ii) or (iii) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any inadvertent errors in expense reimbursement may be cured by repayment).

(iii) “Disability” for purposes of this Agreement shall be defined as Khan’s inability to perform the material responsibilities of his position with or without reasonable accommodation for a consecutive period of ninety (90) days in any one year period, or for a non-consecutive period of one hundred twenty (120) days in any one year period.

(iv) “Employer Non-Renewal”  shall mean the occurrence of both of the following: (i) WWE’s failure to furnish a bona fide offer of employment prior to July 1, 2026, which provides for annual cash and equity compensation opportunities that are equal to or better, in the aggregate, to the annual cash compensation and annual equity compensation opportunities Khan received hereunder (excluding, for the avoidance of doubt, the 2023 Equity Award), and (ii) the termination of Khan’s employment by WWE without Cause or by Khan for any reason within the thirty (30) day period following the Term, provided that (a) at the time of such termination, events or circumstances that could constitute Cause (without regard for any cure periods) do not exist with respect to Khan, and Khan has continued to comply with all applicable restrictive covenants, and (b) solely in the event of such a termination by Khan,  Khan provides written notice of any such termination to WWE within the five (5) day period following December 31, 2026 and continues to provide services to WWE in compliance with this Agreement through the thirtieth day following December 31, 2026 (or such earlier date as determined by WWE in its discretion). For the avoidance of doubt, in no event shall an Employer Non-Renewal be deemed to be a termination with or without Cause or with or without Good Reason for purposes of this Section 4.

(v) “Good Reason” for purposes of this Agreement shall mean any of the following that occur following the Effective Date, without Khan’s prior written consent: (A) a material reduction in Base Salary and/or Target Annual Bonus; (B) a material change of title, authority, duties or responsibilities, including, without limitation, ceasing to have the title and duties of President of WWE; (C) an adverse change in the reporting structure applicable to Khan (i.e., before the occurrence of a Key Man Event, a requirement that Khan is required to report to any person(s) other than Mark Shapiro, or following the occurrence of a Key Man Event, a requirement that Khan is required to report to any position(s) other than TKO’s President or CEO); (D) a material breach by WWE or the successor of the terms and conditions of this Agreement;  (E) any requirement that Khan primarily provide services hereunder at a location outside of the Los Angeles, California metropolitan area (other than required business travel) or (F) the failure to obtain an agreement from any successor to assume and agree to perform all equity and other compensatory agreements set forth in this Agreement in the same manner and to the same extent as would be the case if no change had occurred (unless such assumption occurs by operation of law).  Notwithstanding the foregoing, in the event Khan asserts that one of the foregoing reasons exists for potential termination of employment, Khan shall first provide WWE written notice specifying the nature of the reason within sixty (60) days after the initial existence of such reason and WWE will have at least thirty (30) days to cure or remedy the situation.  If the event or situation constituting Good Reason has not been cured or remedied by WWE prior to the 30th day following receipt of notice from Khan and Khan has not terminated employment within ninety (90) days after the initial occurrence of such Good Reason situation or event, Khan will be deemed to have waived the right to terminate on the basis of Good Reason with respect to the situation or event giving rise to Good Reason.  For the avoidance of doubt, no event or circumstance (x) arising on or prior to the Effective Date or (y) related to Endeavor Group Holdings, Endeavor Operating Company, LLC or any of their respective subsidiaries (excluding TKO, WWE and their respective subsidiaries) shall constitute, in part or whole, a basis for Good Reason hereunder.

SECTION 5. Conditions of Employment.

(a) Further, Khan’s continued employment shall be conditioned on: (i)  Khan’s execution of this Agreement without modification; (ii)  to the extent consistent  with applicable law, continued compliance with the Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B; and (iii)  continued compliance with WWE’s Intellectual Property Release & Waiver, Conflict of Interest and Code of Conduct, Email Acceptable Use Guidelines, Equal Opportunity and Non-Harassment Policy, Employee Handbook Policy, Policy Prohibiting Insider Trading, Social Media Policy, and Fitness Center Waiver of Liability agreements, in each case, previously executed by him.

(b) WWE hereby notifies Khan pursuant to federal law that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c) The portions of any current or future WWE Severance Policy relating to the amount of severance payments shall not apply to this Agreement, and Khan acknowledges that any post-termination payments due to him are only those payments specifically provided for under this Agreement.

SECTION 6. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of California. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. This Agreement, together with the attachments and documents referenced herein, supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement, including that certain Second Amended and Restated Employment Agreement dated October 19, 2022, as amended on March 29, 2023 by and between WWE and Khan (the “Existing Employment Agreement”), as it relates to Khan’s employment with WWE from and after the Effective Date.

(c) Indemnification and Attorneys’ Fees.  During the Term and thereafter, WWE shall indemnify, hold harmless and defend Khan to the fullest extent permitted by applicable law and WWE’s articles of incorporation, by-laws and other governing documents in effect from time to time from all damages, claims, losses, and costs and expenses (including reasonable attorney’s fees) arising out of, in connection with, or relating to any action, suit or proceeding, to which Khan is made a party or threatened to be made a party by reason of the fact that Khan is an officer or employee of WWE during his employment with WWE other than by or in the right of WWE (a “Proceeding”),  unless such damage, claim, loss, cost or expense  (x) arose as a result of any act or omission performed or omitted by Khan that was not in good faith on behalf of WWE, TKO, TKO OpCo or any of their respective subsidiaries or the willful commission by Khan of any act that is dishonest and materially injurious to WWE, TKO, TKO OpCo or any of their respective subsidiaries or (y) resulted from a breach by Khan of any of Specified Covenant (as defined below).  WWE shall have the right to assume the defense, counter-claim and/or settlement negotiation of any Proceeding and shall be permitted to select counsel for any such Proceeding in its sole discretion.  WWE and Khan shall cooperate in good faith in the defense, counter-claim and/or settlement of any Proceeding, with WWE retaining final decision-making authority.    For purposes of this section, “Specified Covenant” means Khan’s covenants and agreements contained herein and any other restrictive covenants then applicable to Khan pursuant to any written agreement between Khan and TKO or an affiliate thereof.    WWE shall further promptly reimburse Kahn for reasonable, documented attorney’s fees incurred for (i) enforcing this Agreement, but solely if Khan is the prevailing party as to all claims made by him pursuant to a final judicial determination, and (ii) up to a maximum of $50,000 in negotiating and drafting this Agreement.    WWE shall use its

commercially reasonable efforts to continue to maintain an insurance policy covering the officers of WWE against claims and/or lawsuits, and shall cause Khan to be covered under such policy upon the same terms and conditions as other similarly situated officers.

(d) Successors and Assigns. WWE’s rights under this Agreement may, without Khan’s consent, be assigned by WWE, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of WWE. WWE will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of WWE expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that WWE would be required to perform it if no such succession had taken place. Khan may not assign any of his rights and/or obligations under this Agreement without the prior written consent of WWE, and any such attempted assignment by Khan without the prior written consent of WWE will be void.

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of California without regard to its conflicts of law rules.
(f) Jurisdiction and Venue.

(i) Khan irrevocably and unconditionally submits, for himself and his property, to the exclusive jurisdiction of the U.S. District Court for the Central District of California and the State Courts of California for any action or proceeding arising out of or relating to this Agreement.

(ii) The parties agree that the mailing by certified or registered mail, return receipt requested to both: (A) the other party; and (B) counsel for the other party, of any notice required under this Agreement, or of any process required by any such court, shall constitute valid and lawful notice or service of process against them, as applicable, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent a court holds such means to be unenforceable, each of the parties’ respective counsel shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by applicable law shall constitute valid and lawful service of process against the applicable party.

(g) Taxes; Section 409A Compliance. All payments under this Agreement or under any other WWE arrangement will be subject to applicable taxes and withholdings. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall WWE be liable for any additional tax, interest or penalty that may be imposed on Khan by Code Section 409A or damages for failing to comply with Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of nonqualified deferred compensation subject to

Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from WWE and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with WWE under Treasury Regulation Section 1.409A-1(h)(3), and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Khan is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply: (i) with regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined by WWE in its sole discretion, and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of: (A) the expiration of the six (6)-month period measured from the date of Khan’s  “separation from service”; and (B) the date of his death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Khan in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A,  Khan’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(h) Excess Parachute Payments.

(i) Notwithstanding anything in this Agreement to the contrary, and subject to the application of clause (ii) below, if any of the payments or benefits provided or to be provided by WWE, TKO or any of their respective affiliates to Khan or for Khan’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this clause (i) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(ii) The cutback to the Covered Payments contemplated pursuant to clause (i) shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Khan than the net after-tax benefit to Khan of payment of all Covered Payments computed without regard to any such reduction.

(iii) All determinations required to be made under clauses (i) and (ii), including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (or other reputable third party advisor) selected by WWE and such determinations shall be final, binding and conclusive on Khan.

(i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Khan and a duly authorized representative of WWE, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(j) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Nick Khan
Nick Khan

WORLD WRESTLING ENTERTAINMENT, LLC

By: /s/ Seth Krauss

Name: Seth Krauss
Title: Chief Legal Officer, TKO

[Signature Page to Employment Agreement]

EXHIBIT A

WWE, LLC SEVERANCE POLICY

EXHIBIT B

Non-Disclosure, Non-Competition and Non-Solicitation Agreement

NON-DISCLOSURE, NON-COMPETITION and NON-SOLICITATION AGREEMENT (“Agreement”)

In further consideration of World Wrestling Entertainment, Inc.’s (“WWE” or the “Company”) employment and continuing employment of Nick Khan (“Employee”), and for other good and valuable consideration, receipt of which is hereby acknowledged by the Employee, Employee further acknowledges and agrees as follows:

Access to Confidential Information: Employee understands and acknowledges that, in his position of President and Chief Revenue Officer of WWE, and/or in any future position, the Company will furnish, disclose, or make available to him Confidential Information (as defined below) related to the business of the Company, which includes unique and specialized information. Employee further acknowledges that such Confidential Information has been developed and will continue to be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information could be used by Employee to compete with the Company. Employee also acknowledges that if he becomes employed or affiliated with any competitor of WWE and acts or intends to act in violation of his obligations in this Agreement, there shall be a rebuttable presumption that it is inevitable that he would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while Employee is employed by the Company, he will be introduced to individuals and entities with important relationships to the Company. Employee acknowledges that any and all “goodwill” created through such introductions belongs exclusively to WWE, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any contractors, vendors, suppliers or any other business relationships of WWE.

Definition of Confidential Information: For purposes of this Agreement, “Confidential Information” includes, without limitation, WWE’s client/vendor/talent lists, its trade secrets, story lines, plot plans, scripts, any confidential, private, personal or privileged information about (or provided by) any of WWE’s officers, directors, employees, contractors, principals, agents, representatives, or assigns (“WWE Parties”), WWE talent or independent contractors, WWE clients or prospective or former clients, information concerning any of WWE’s or the WWE Parties’ business or financial affairs, including its/their books and records, commitments, procedures, plans and prospects, products developed by WWE or current or prospective transactions or business of WWE, marketing plans or strategies, and any “inside information”.

Non-Disclosure of Confidential Information: Employee acknowledges and agrees that he shall not, during his employment (except with pre-authorized Company executives on a strict “need to know basis”), or at any time after his termination from employment, whether voluntary or involuntary, directly or indirectly, disclose, divulge, or discuss with any individual, entity, company, association, or any other third party, the Confidential Information, or make use of Confidential Information in any manner inconsistent with the best interests of the Company while employed, or in any manner whatsoever after the termination of his employment. Notwithstanding the provisions of this section, Employee may disclose Confidential Information: (a) as compelled by law, judicial process, or any governmental agency of competent jurisdiction, in which event Employee shall provide the Company within one (1) business day a copy of such request and shall not, unless prohibited by law, disclose or provide any Confidential Information prior to providing such notice to the Company, and shall thereafter cooperate with the Company in complying therewith; (b) where the information is publicly available, unless it has become publicly available by Employee in breach of this Agreement; and (c) where necessary in the ordinary course of business internally within the Company or otherwise as authorized by the Company in advance of such disclosure.

Return of Confidential Information: Employee shall not retain copies of any Confidential Information or documents containing Confidential Information without consent of the Company at any time. Further, upon termination of his employment, whether voluntary or involuntary, Employee shall return all Confidential Information including, without limitation, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. Nothing herein contained shall prevent Employee from retaining copies of documents reflecting his personal data, including copies of this Agreement, his employment agreement to which this Agreement is attached (“Employment Agreement”), or other agreements between him and the Company, his compensation, and/or benefits conferred during his employment.

Non-Competition/Non-Solicitation: Employee recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, as well as the significant expenditure of time and money in creating, developing and marketing its intellectual property and/or products. Employee further recognizes and acknowledges the significant expenditure of time and money in developing and securing the Company’s business relationships and good will in the markets in which the Company participates.

Employee therefore agrees that, during his employment and for twenty-four (24) months following the termination of his employment, whether voluntary or involuntary, he shall not, for any reason whatsoever in the absence of the Company’s prior written consent:

(A)

Whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company. For purposes of this Agreement, “business conducted by the Company” shall be defined as an organization, entity, or individual engaged in the entertainment industry, whether related to professional wrestling, sports entertainment or otherwise;

(B)

Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business or relationships, or prospective business or prospective relationships of the Company, for the purpose of competing in any business which is competitive with the business conducted by the Company as defined above. “Prospective business” or a “prospective relationship” shall mean a person, firm or entity for which the Company has developed, or to whom/which the Company has made, any presentation or “pitch” (or similar offering of services) during the twelve (12) months prior to Employee’s effective termination date (and Employee shall be obligated to request from the Company the list of such prospective customers upon his termination for any reason); or

(C)

Either individually or on behalf of or through any third party, directly or indirectly, (i) solicit, entice or persuade or attempt to solicit, entice or persuade any employees or contractors (including WWE talent) of or consultants to the Company to leave the employ or service of the Company for any reason; or (ii) employ, cause to be employed, or solicit the employment of, any employee or contractor (including WWE talent) of or consultant to the Company while any such person is employed by or providing services to the Company; and/or

(D)

Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company. Nothing set forth in this subsection (D) is intended to nor shall it prevent or prohibit Employee or his future employer from doing business with any vendor or supplier to the Company, on the condition that such activity does not violate any other term of this Agreement or the Employment Agreement.

Reasonableness of Restrictions: Employee further recognizes and acknowledges that: (a) the prohibitions of this Agreement are sufficiently narrow and reasonable in relation to the skills which represent his principal saleable asset both to the Company and to prospective employers; and; (b) the time period of the provisions of this Agreement is reasonable, legitimate and fair to Employee in light of the Company’s need to protect its business and good will, to market its services and intellectual property in the applicable markets, and in order to have a sufficient customer base to make the Company’s business profitable, and taking into account the limited restrictions herein compared to the types of employment for which Employee is qualified to earn a livelihood.

Survival of Acknowledgements and Agreements: Employee understands and agrees that the acknowledgements and agreements set forth in this Agreement will survive the termination of his employment with the Company for any reason or for no reason, whether voluntary or involuntary.

Disclosure to Future Employers: Employee agrees that he will provide, and the Company, in its discretion, may similarly provide, a copy of this Agreement to any business or enterprise which Employee may, directly or indirectly, own, manage, operate, finance, join, control or in which Employee may participate in the ownership, management, operation, financing, or control, or with which Employee may be connected as an officer, director, employee, partner, principal, agent, representative, contractor, consultant or otherwise.

Miscellaneous Representations by Employee: Employee hereby represents and warrants to the Company that he understands this Agreement, that he has entered into this Agreement voluntarily and that his employment with the Company and the terms of this Agreement will not conflict with any legal duty owed by him to any other party, or with any agreement to which he is a party or by which he is bound, including, without limitation, any non-disclosure, non-competition or non- solicitation provision contained in any such agreement. Employee hereby indemnifies and holds harmless the Company and its officers, directors, security holders, partners, members, employees, contractors, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

Assignment: The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved or to any Company affiliate, on the condition that such successor or purchaser assumes any and all of Company’s obligations hereunder. Employee may not assign any of his rights and/or obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by him without the prior written consent of the Company will be void.

Benefit: All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and Employee, except for Employee’s obligations to the Company as set forth herein and in the Employment Agreement, and no person or entity can be regarded as a third-party beneficiary of this Agreement.

Governing Law: This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the State of Connecticut, without giving effect to the conflict of law principles thereof.

Severability: The parties intend this Agreement to be enforced as written. However: (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law; and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, or the scope, or other aspect of such provision, the court making such determination will have the power to reduce the duration, scope, or other aspect of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

Injunctive Relief: Employee hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy or damages that may be available to the Company pursuant to applicable law and/or in the Employment Agreement, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, as well as for reimbursement for its costs and reasonable attorney’s fees incurred. The period during which the covenants contained in this Agreement will apply will be extended by any periods during which Employee has been found by a court to have been in violation of such covenants.

Amendment: The provisions of this Agreement may be amended and waived only with the prior written consent of Employee and a duly authorized representative of the Company.

No Waiver of Rights, Powers and Remedies: No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Employment at Will: Nothing contained in this Agreement shall, or be construed to, alter Employee’s status as an employee at will with the Company as set forth in the accompanying Employment Agreement. Nothing further herein contained shall be construed as inconsistent with any other terms of such Employment Agreement; however, in the event it is determined that there is any such inconsistency with other terms of the Employment Agreement, the terms of this Agreement shall prevail with respect to that provision.

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Opportunity to Review: Employee hereby acknowledges that he has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that he has had the opportunity to consult with counsel of his own choosing regarding such terms. Employee further acknowledges that he fully understands the terms of and has voluntarily executed this Agreement.

ACCEPTED AND APPROVED:

NICK KHAN (EMPLOYEE)

/s/ NICK KHAN

Date: March 30, 2022